Exhibit 99.1

BlackSky Awarded 10-Year Electro Optical Commercial Layer (EOCL) Contract
with U.S. Government

The National Reconnaissance Office selected BlackSky to deliver advanced high frequency imagery services

HERNDON, Va -- (NYSE: BKSY). BlackSky was awarded a contract from the National Reconnaissance Office (NRO), which includes a comprehensive set of imagery services from current and future satellite capabilities. The award demonstrates the commitment of the U.S. Government to leverage the capabilities of next generation commercial providers in support of its most critical missions.

The Electro Optical Commercial Layer (EOCL) contract validates BlackSky’s high-revisit constellation strategy and represents a substantial expansion in the NRO’s relationship with BlackSky. It also creates a significant catalyst for the long-term utilization of BlackSky’s satellite imagery services.

The contract was awarded with a five-year base and five 1-year options for additional services spanning a period of performance of base and options over 10 years. The award commences in the second quarter of 2022 and includes multiple options with additional growth potential for BlackSky through 2032.

“This contract is a pivotal moment in the expansion of the partnership between commercial space and the U.S. Government. We’re proud to be selected as a long-term trusted mission partner of the NRO,” said Brian O’Toole, BlackSky CEO. “We will continue to enhance our Spectra AI platform and advance our satellite constellation in support of the NRO and our growing customer base around the world.”

By incorporating an advanced SaaS customer platform and combining a 14-satellite constellation, BlackSky offers one of the highest dawn-to-dusk revisit rates over the most critical regions in the world. BlackSky’s technology results in an average collection time of less than 90 minutes from the moment a customer places an order to product delivery.

“Supporting both our Joint warfighters and the intelligence community with rapid, all-domain real-time intelligence is BlackSky at its best,” adds BlackSky Chief Revenue Officer JR Riordan. “BlackSky provides highly accurate, decision-quality data directly to those who need it most—from senior leaders to those in the field. We are proud to be a part of the NRO mission.”

About BlackSky

BlackSky is a leading innovative provider of real-time geospatial intelligence. BlackSky delivers on-demand, high frequency imagery, monitoring and analytics of the most critical and strategic locations, economic assets, and events on Earth.

BlackSky designs, owns and operates one of the industry’s leading low earth orbit small satellite constellations, optimized to capture imagery cost-efficiently where and when our customers need it. BlackSky's Spectra AI software platform processes data from BlackSky's constellation and from other third-party sensors to develop the critical insights and analytics that our customers require.

BlackSky is relied upon by U.S. and international government agencies, commercial businesses, and organizations around the world. BlackSky is headquartered in Herndon, VA and is publicly

Exhibit 99.1
traded on the New York Stock Exchange as BKSY. To learn more, visit www.blacksky.com and follow us on Twitter.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to BlackSky. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. In addition, forward-looking statements reflect our expectations, plans, or forecasts of future events and views as of the date of this communication. We anticipate that subsequent events and developments will cause their assessments to change. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Additional risks and uncertainties are identified and discussed in BlackSky’s disclosure materials filed from time to time with the SEC which are available at the SEC’s website at http://www.sec.gov or on BlackSky’s Investor Relations website at https://ir.blacksky.com.

Investor Contact
Aly Bonilla
VP, Investor Relations
abonilla@blacksky.com

Media Contact
Pauly Cabellon
Director, External Communications
pcabellon@blacksky.com